Common Shares purchased for an Agent's account under the Plan (a "Plan Account") will be purchased on the open market at current market prices or in negotiated transactions. The Common Shares are listed on the NASDAQ, National Market System ("NASDAQ/NMS"). The closing price of a Common Share on July 16, 1997, on the NASDAQ/NMS was $46.75.

   This Prospectus relates to Common Shares available for purchase under the Plan. It is suggested that this Prospectus be retained for future reference.

                          ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ------------------------

              The date of this Prospectus is August 1, 1997.